EXHIBIT 4

Cooper Industries, LLC

Cooper Industries, Ltd.

and

JPMorgan Chase Bank

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of January 1, 2005

DEBENTURES

Supplement to Indenture dated as of January 15, 1990
As Amended by the
First Supplemental Indenture dated as of May 15, 2002, and the
Second Supplemental Indenture dated as of June 21, 2002, and the
Third Supplemental Indenture dated as of October 28, 2002

This FOURTH SUPPLEMENTAL INDENTURE, dated as of January 1, 2005 (“Supplemental Indenture”), is made and entered into between Cooper Industries, LLC, a Delaware limited liability company, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002, Cooper Industries, Ltd., a Bermuda company, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the “Guarantor”) and JPMorgan Chase Bank, a New York banking corporation, as Trustee (the “Trustee”).

WHEREAS, Cooper Industries, LLC is a wholly owned, indirect subsidiary and a Restricted Subsidiary of the Guarantor; and

WHEREAS, Cooper Industries, Inc. merged with and into Cooper Industries, LLC effective January 1, 2005; and

WHEREAS, Cooper Industries, Inc. entered into an Indenture dated as of January 15, 1990 (the “Indenture”), with The Chase Manhattan Bank (National Association), for the purpose of issuing its debentures, notes, bonds or other evidences of indebtedness (the “Debentures”) in one or more series, unlimited as to aggregate principal amount and bearing such rates of interest, if any, maturing at such time or times and having such other designations as shall be fixed in accordance with the Indenture; and

WHEREAS, pursuant to the First Supplemental Indenture among Cooper Industries, Inc., the Guarantor and the Trustee dated as of May 15, 2002, the Guarantor has guaranteed to each holder of a Debenture the payment of the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of Cooper Industries, Inc. under the Indenture; and

WHEREAS, the Trustee is the successor by merger to The Chase Manhattan Bank (National Association) and has succeeded to all interests of such national association under the Indenture; and

WHEREAS, Cooper Industries, Inc., the Guarantor and the Trustee entered into a Second Supplemental Indenture dated as of June 21, 2002 and a Third Supplemental Indenture dated as of October 28, 2002; and

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is required by Article 12 of the Indenture and is in all respects permitted by the provisions of Section 11.01 of the Indenture; and

WHEREAS, all corporate and other action necessary to make this Supplemental Indenture a valid and binding agreement of Cooper Industries, LLC and the Guarantor in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing premises and the acceptance and purchase of the Notes by the holders thereof, it is mutually covenanted and agreed as follows:

Section 1. In accordance with Article 12 of the Indenture, Cooper Industries, LLC hereby assumes the due and punctual payment of the principal of, premium, if any and interest, if any, on all the Debentures and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed.

Section 2. The Indenture is hereby amended by amending and restating in its entirety the following definition in Section 1.01:

Company:

     The term “Company” shall mean Cooper Industries, LLC, a Delaware limited liability company, and subject to the provisions of Article Twelve, shall mean its successors and assigns.

Section 3. The Indenture, as supplemented and amended by this Supplemental Indenture and all other supplemental indentures thereto, is in all respects ratified and confirmed, and the Indenture, the Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 4. If and to the extent any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any provision of the Trust Indenture Act of 1939, such required provision shall control.

Section 5. In case any provision in this Supplemental Indenture or in the Debentures of any series shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Debentures) shall not in any way be affected or impaired thereby.

Section 6. If the provisions of any subsequent series of the Debentures issued hereunder are inconsistent or conflict with the provisions of this Supplemental Indenture, the provisions of the Debentures of such series shall be controlling with respect to such series.

Section 7. This Supplemental Indenture and each Debenture of any series shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the said State.

Section 8. Capitalized terms used in this Supplemental Indenture that are not otherwise defined herein that are defined in the Indenture shall remain as set forth therein.

Section 9. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

Section 10. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY:

COOPER INDUSTRIES, LLC.	JPMORGAN CHASE BANK,
AS TRUSTEE

By: /s/ Alan J. Hill	By: /s/ Paul Schmalzel
Name: Alan J. Hill	Name: Paul Schmalzel
Title: Vice President and Treasurer	Title: Vice President

GUARANTOR:

COOPER INDUSTRIES, LTD.
By: /s/ Terry A. Klebe
Name: Terry A. Klebe
Title: Senior Vice President and Chief Financial Officer

By: /s/ Alan J. Hill
Name: Alan J. Hill
Title: Vice President and Treasurer

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